Exhibit 99.1

2941 Fairview Park Drive
Suite 100
Falls Church, VA 22042-4513 www.generaldynamics.com	News
April 29, 2015
Contact: Lucy Ryan
Tel: 703 876 3631
lryan@generaldynamics.com
General Dynamics Reports First-Quarter 2015 Results

Compared to first-quarter 2014:

•	Revenues up 7.1% to $7.8 billion

•	Operating earnings up 17.5% to $1.03 billion

•	Earnings from continuing operations up 20.1% to $716 million

•	Earnings per fully diluted share up 25.1% to $2.14

FALLS CHURCH, Va. - General Dynamics (NYSE: GD) today reported first-quarter 2015 earnings from continuing operations of $716 million, a 20.1 percent increase over first-quarter 2014, on revenues of $7.8 billion. Diluted earnings per share were $2.14 per share compared to $1.71 in first-quarter 2014, a 25.1 percent increase.

“General Dynamics delivered a powerful first quarter,” said Phebe N. Novakovic, chairman and chief executive officer. “As a result of impressive revenue growth and strong operating performance, we expanded operating earnings to more than $1 billion, a 17.5 percent increase.”

Margins
Company-wide operating margins for the first quarter of 2015 were 13.2 percent, a 120 basis points improvement when compared to 12 percent in first-quarter 2014. Margins grew in three of the company’s four business groups.

Cash
Net cash provided by operating activities in the quarter totaled $745 million. Free cash flow from operations, defined as net cash provided by operating activities less capital expenditures, was $647 million.

Capital Deployment
The company repurchased 4.65 million of its outstanding shares in the first quarter. In addition, in March, the board of directors increased the company’s quarterly dividend by 11.3 percent to $0.69 per share, representing the company’s 18th consecutive annual dividend increase.

Backlog
Funded backlog at the end of first-quarter 2015 grew to $56 billion, and total backlog was $70.5 billion. In addition to total backlog, estimated potential contract value, representing management’s estimate of value in unfunded indefinite delivery,

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indefinite quantity (IDIQ) contracts and unexercised options, was $25.6 billion. Total potential contract value, the sum of all backlog components, was $96.1 billion at the end of the quarter.

“Looking ahead, we remain confident that General Dynamics is well-positioned for growth as we maximize the value of our strong backlog and continue to focus on program execution, operations and increasing return on invested capital,” Novakovic said.

General Dynamics, headquartered in Falls Church, Virginia, is a market leader in business aviation; combat vehicles, weapons systems and munitions; shipbuilding; and communications and information technology systems. More information about the company is available at www.generaldynamics.com.

Certain statements made in this press release, including any statements as to future results of operations and financial projections, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are based on management’s expectations, estimates, projections and assumptions. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors. Additional information regarding these factors is contained in the company’s filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q.

All forward-looking statements speak only as of the date they were made. The company does not undertake any obligation to update or publicly release any revisions to any forward-looking statements to reflect events, circumstances or changes in expectations after the date of this press release.

WEBCAST INFORMATION: General Dynamics will webcast its first-quarter securities analyst conference call at 9 a.m. EDT on Wednesday, April 29, 2015. The webcast will be a listen-only audio event, available at www.generaldynamics.com. An on-demand replay of the webcast will be available by 12 p.m. on April 29 and will continue for 12 months. To hear a recording of the conference call by telephone, please call 888-286-8010 (international: 617-801-6888); passcode 93780294. The phone replay will be available from 1 p.m. April 29 through May 5, 2015.

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EXHIBIT A
CONSOLIDATED STATEMENTS OF EARNINGS - (UNAUDITED)
DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS

	First Quarter		Variance
	2015	2014	$	%
Revenues	$7,784	$7,265	$519	7.1%
Operating costs and expenses	6,757	6,391	(366)
Operating earnings	1,027	874	153	17.5%
Interest, net	(21)	(22)	1
Other, net	3	1	2
Earnings before income tax	1,009	853	$156	18.3%
Provision for income tax, net	293	257	(36)
Earnings from continuing operations	$716	$596	$120	20.1%
Discontinued operations, net of tax	—	(1)	1
Net earnings	$716	$595	121	20.3%
Earnings per share—basic
Continuing operations	$2.18	$1.74	$0.44	25.3%
Discontinued operations	$—	$—	$—
Net earnings	$2.18	$1.74	$0.44	25.3%
Basic weighted average shares outstanding	329.2	342.2
Earnings per share—diluted
Continuing operations	$2.14	$1.71	$0.43	25.1%
Discontinued operations	$—	$—	$—
Net earnings	$2.14	$1.71	$0.43	25.1%
Diluted weighted average shares outstanding	334.7	347.2
Note: Prior period information has been restated to reflect our axle business in discontinued operations.

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EXHIBIT B
REVENUES AND OPERATING EARNINGS BY SEGMENT - (UNAUDITED)
DOLLARS IN MILLIONS

	First Quarter		Variance
	2015	2014	$	%
Revenues:
Aerospace	$2,108	$2,125	$(17)	(0.8)%
Combat Systems	1,363	1,258	105	8.3%
Information Systems and Technology	2,370	2,281	89	3.9%
Marine Systems	1,943	1,601	342	21.4%
Total	$7,784	$7,265	$519	7.1%
Operating earnings:
Aerospace	$431	$404	$27	6.7%
Combat Systems	204	139	65	46.8%
Information Systems and Technology	217	183	34	18.6%
Marine Systems	188	166	22	13.3%
Corporate	(13)	(18)	5	27.8%
Total	$1,027	$874	$153	17.5%
Operating margins:
Aerospace	20.4%	19.0%
Combat Systems	15.0%	11.0%
Information Systems and Technology	9.2%	8.0%
Marine Systems	9.7%	10.4%
Total	13.2%	12.0%
Note: Prior period information has been restated to reflect our axle business in discontinued operations.

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EXHIBIT B-1
FIRST QUARTER 2015 COMPARISON TO PRIOR YEARS
DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS

	First Quarter			Compound Annual Growth Rate
	2013	2014	2015
Revenues	$7,314	$7,265	$7,784	3.2%
Operating earnings	843	874	1,027	10.4%
Operating margins	11.5%	12.0%	13.2%	+170 bps
Diluted earnings per share - continuing operations	$1.62	$1.71	$2.14	14.9%
Note: Prior period information has been restated to reflect our axle business in discontinued operations.

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EXHIBIT C
CONSOLIDATED BALANCE SHEETS
DOLLARS IN MILLIONS

	(Unaudited)
	April 5, 2015	December 31, 2014
ASSETS
Current assets:
Cash and equivalents	$4,412	$4,388
Accounts receivable	3,661	4,050
Contracts in process	4,444	4,591
Inventories	3,397	3,221
Other current assets	438	1,157
Total current assets	16,352	17,407
Noncurrent assets:
Property, plant and equipment, net	3,323	3,329
Intangible assets, net	893	912
Goodwill	11,699	11,731
Other assets	2,118	1,976
Total noncurrent assets	18,033	17,948
Total assets	$34,385	$35,355
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Short-term debt and current portion of long-term debt	$1	$501
Accounts payable	2,266	2,057
Customer advances and deposits	6,487	7,335
Other current liabilities	4,358	3,858
Total current liabilities	13,112	13,751
Noncurrent liabilities:
Long-term debt	3,410	3,410
Other liabilities	6,343	6,365
Total noncurrent liabilities	9,753	9,775
Shareholders' equity:
Common stock	482	482
Surplus	2,588	2,548
Retained earnings	21,615	21,127
Treasury stock	(9,949)	(9,396)
Accumulated other comprehensive loss	(3,216)	(2,932)
Total shareholders' equity	11,520	11,829
Total liabilities and shareholders' equity	$34,385	$35,355

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EXHIBIT D
CONSOLIDATED STATEMENTS OF CASH FLOWS - (UNAUDITED)
DOLLARS IN MILLIONS

	Three Months Ended
	April 5, 2015	March 30, 2014
Cash flows from operating activities—continuing operations:
Net earnings	$716	$595
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation of property, plant and equipment	94	95
Amortization of intangible assets	30	30
Stock-based compensation expense	40	27
Excess tax benefit from stock-based compensation	(30)	(32)
Deferred income tax provision	(8)	36
Discontinued operations, net of tax	—	1
(Increase) decrease in assets, net of effects of business acquisitions:
Accounts receivable	388	119
Contracts in process	152	(94)
Inventories	(183)	(21)
Increase (decrease) in liabilities, net of effects of business acquisitions:
Accounts payable	210	(29)
Customer advances and deposits	(871)	(165)
Income taxes payable	251	150
Other current liabilities	(38)	(173)
Other, net	(6)	(117)
Net cash provided by operating activities	745	422
Cash flows from investing activities—continuing operations:
Maturities of held-to-maturity securities	500	—
Capital expenditures	(98)	(87)
Other, net	94	10
Net cash provided (used) by investing activities	496	(77)
Cash flows from financing activities—continuing operations:
Purchases of common stock	(620)	(1,430)
Repayment of fixed-rate notes	(500)	—
Dividends paid	(206)	(198)
Proceeds from option exercises	87	249
Other, net	30	32
Net cash used by financing activities	(1,209)	(1,347)
Net cash used by discontinued operations	(8)	(3)
Net increase (decrease) in cash and equivalents	24	(1,005)
Cash and equivalents at beginning of period	4,388	5,301
Cash and equivalents at end of period	$4,412	$4,296
Note: Prior period information has been restated to reflect our axle business in discontinued operations.

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EXHIBIT E
PRELIMINARY FINANCIAL INFORMATION - (UNAUDITED)
DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS

	First Quarter 2015	First Quarter 2014
Other Financial Information(a):
Debt-to-equity (b)	29.6%	28.6%
Debt-to-capital (c)	22.8%	22.2%
Book value per share (d)	$35.04	$39.93
Total taxes paid	$53	$67
Company-sponsored research and development (e)	$96	$86
Shares outstanding	328,732,777	342,860,725

Non-GAAP Financial Measures(a):

Free cash flow from operations:
Net cash provided by operating activities	$745	$422
Capital expenditures	(98)	(87)
Free cash flow from operations (f)	$647	$335

(a)	Prior period information has been restated to reflect our axle business in discontinued operations.

(b)	Debt-to-equity ratio is calculated as total debt divided by total equity as of the end of the period.

(c)	Debt-to-capital ratio is calculated as total debt divided by the sum of total debt plus total equity as of the end of the period.

(d)	Book value per share is calculated as total equity divided by total outstanding shares as of the end of the period.

(e)	Includes independent research and development and Gulfstream product-development costs.

(f)
We believe free cash flow from operations is a measurement that is useful to investors because it portrays our ability to generate cash from our core businesses for such purposes as repaying maturing debt, funding business acquisitions and paying dividends. We use free cash flow from operations to assess the quality of our earnings and as a performance measure in evaluating management. The most directly comparable GAAP measure to free cash flow from operations is net cash provided by operating activities.

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EXHIBIT F
BACKLOG - (UNAUDITED)
DOLLARS IN MILLIONS

	Funded	Unfunded	Total Backlog	Estimated Potential Contract Value*	Total Potential Contract Value
First Quarter 2015
Aerospace	$12,947	$147	$13,094	$2,699	$15,793
Combat Systems	18,942	462	19,404	5,459	24,863
Information Systems and Technology	6,842	1,815	8,657	15,296	23,953
Marine Systems	17,248	12,138	29,386	2,143	31,529
Total	$55,979	$14,562	$70,541	$25,597	$96,138
Fourth Quarter 2014
Aerospace	$13,115	$117	$13,232	$2,734	$15,966
Combat Systems	19,292	506	19,798	5,522	25,320
Information Systems and Technology	7,070	1,539	8,609	16,115	24,724
Marine Systems	13,452	17,319	30,771	2,311	33,082
Total	$52,929	$19,481	$72,410	$26,682	$99,092
First Quarter 2014
Aerospace	$12,747	$199	$12,946	$2,000	$14,946
Combat Systems	15,870	885	16,755	8,143	24,898
Information Systems and Technology	7,134	1,343	8,477	16,494	24,971
Marine Systems	12,447	5,248	17,695	2,046	19,741
Total	$48,198	$7,675	$55,873	$28,683	$84,556

*
The estimated potential contract value represents management's estimate of our future contract value under unfunded indefinite delivery, indefinite quantity (IDIQ) contracts and unexercised options associated with existing firm contracts, including options to purchase new aircraft and long-term agreements with fleet customers, as applicable. Because the value in the unfunded IDIQ arrangements is subject to the customer's future exercise of an indeterminate quantity of orders, we recognize these contracts in backlog only when they are funded. Unexercised options are recognized in backlog when the customer exercises the option and establishes a firm order.

Note: Prior period information has been restated to reflect our axle business in discontinued operations.

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EXHIBIT G
FIRST QUARTER 2015 SIGNIFICANT ORDERS (UNAUDITED)
DOLLARS IN MILLIONS
We received the following significant orders during the first quarter of 2015:
Combat Systems

•	$410 from the U.S. Army under the Stryker wheeled armored vehicle program for production of 107 double-V-hulled vehicles and contractor logistics support.

•	$220 from the Government of Canada for the integration of an enhanced surveillance suite onto Canadian LAV III vehicles.

•	An IDIQ contract from the Army to supply 155mm ammunition. The program has a maximum potential value of $300 over five years.
Information Systems and Technology

•	$175 from the National Geospatial-Intelligence Agency (NGA) to consolidate NGA's operations from six locations to one stand-alone location at New Campus East (NCE).

•	$155 for combat and seaframe control systems on two U.S. Navy Littoral Combat Ships (LCS).

•	$70 from the Army for ruggedized computing equipment under the Common Hardware Systems-4 (CHS-4) program.

•	$70 from the U.S. Department of State to provide supply chain management services.

•
An IDIQ contract to manage the Army's Live Training Transformation (LT2) live training systems, including nearly 300 training ranges worldwide. The program has a maximum potential value of $415 over five years.

Marine Systems

•	$180 from the U.S. Navy to provide engineering and technical support for nuclear submarines.

•	$55 from the Navy for the design and development of moored training ship components.

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EXHIBIT H
AEROSPACE SUPPLEMENTAL DATA - (UNAUDITED)

	First Quarter
	2015	2014
Gulfstream Green Deliveries (units):
Large-cabin aircraft	27	29
Mid-cabin aircraft	7	6
Total	34	35
Gulfstream Outfitted Deliveries (units):
Large-cabin aircraft	25	33
Mid-cabin aircraft	7	6
Total	32	39
Pre-owned Deliveries (units):	1	—

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